Exhibit 99.3

701 Seventh WRT Investor, LLC and Subsidiaries Consolidated Financial Statements December 31, 2013 and the Period From October 12, 2012 (Inception) Through December 31, 2012 (Unaudited)

701 Seventh WRT Investor, LLC and Subsidiaries

Contents

December 31, 2013 and the Period October 12, 2012 (Inception) through December 31, 2012 (Unaudited)

Page(s)
Independent Auditors’ Report	1-2

Consolidated Financial Statements

Balance Sheets	3

Statements of Changes in Members’ Equity	4

Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6-10

Independent Auditors’ Report

To the Members of

701 Seventh WRT Investor, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of 701 Seventh WRT Investor, LLC and Subsidiaries (the “Company”), which comprise the balance sheet as of December 31, 2013, and the related consolidated statements of changes in members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Balance Sheet

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of these consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated balance sheet, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above presents fairly, in all material respects, the financial position of 701 Seventh WRT Investor, LLC and Subsidiaries as of December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Prior Period Financial Statements

The financial statements for the period October 12, 2012 (inception) through December 31, 2012 were compiled by us, and our report thereon, dated April 4, 2013, stated we did not audit or review those financial statements and, accordingly, express no opinion or other form of assurance on them.

/s/ WeiserMazars LLP

March 28, 2014

701 Seventh WRT Investor, LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2013 and 2012 (unaudited)

		(Unaudited)
	2013	2012
Assets
Real estate under development	$452,253,165	$379,586,751
Cash and cash equivalents	56,497	840,590
Restricted cash	25,507,068	42,685,663
Due from tenants	—	356,688
Tenant security deposits	—	574,034
Prepaid expenses and other assets	663,855	522,450
Deferred financing costs, net	11,462,216	16,787,061

Total assets	$489,942,801	$441,353,237

Liabilities and Members’ Equity
Liabilities
Mortgage payable	$237,500,000	$237,500,000
Notes payable	139,059,798	137,500,000
Interest payable	16,600,857	4,483,334
Accrued expenses and other liabilities	1,939,073	574,034

Total liabilities	395,099,728	380,057,368
Noncontrolling interest	22,199,027	14,000,000
Members’ equity	72,644,046	47,295,869

Total liabilities and members’ equity	$489,942,801	$441,353,237

701 Seventh WRT Investor, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Equity

Year Ended December 31, 2013 and

Period from October 12, 2012 (inception) through December 31, 2012 (unaudited)

	Members’	Noncontrolling
	Equity	Interest
Balance, October 12, 2012 (inception)	$—	$—
Contributions	47,586,313	14,000,000
Distributions	(290,444)	—

Balance, December 31, 2012	47,295,869	14,000,000
Contributions	28,147,080	8,199,027
Distributions	(2,798,903)	—

Balance, December 31, 2013	$72,644,046	$22,199,027

701 Seventh WRT Investor, LLC and Subsidiaries

Consolidated Statements of Cash Flows

Year Ended December 31, 2013 and

Period from October 12, 2012 (inception) through December 31, 2012 (unaudited)

		Unaudited
	2013	2012
Cash flows from operating activities:
Adjustments to reconcile to net cash provided by operating activities:
Changes in operating assets and liabilities:
Due from tenants	$356,688	$(356,688)
Tenant security deposits	574,034	(574,034)
Prepaid expenses and other assets	(141,405)	(522,450)
Interest payable	12,117,523	4,483,334
Accrued expenses and other liabilities	1,365,039	574,034

Net cash provided by operating activities	14,271,879	3,604,196

Cash flows from investing activities:
Additions to real estate under development	(66,741,569)	(378,599,277)
Restricted cash—net	17,178,595	(42,685,663)

Net cash used in investing activities	(49,562,974)	(421,284,940)

Cash flows from financing activities:
Proceeds from mortgage payable	—	237,500,000
Proceeds from notes payable	1,559,798	137,500,000
Deferred financing costs	(600,000)	(17,774,535)
Members’ contributions	36,346,107	61,586,313
Members’ distributions	(2,798,903)	(290,444)

Net cash provided by financing activities	34,507,002	418,521,334

Net (decrease) increase in cash	(784,093)	840,590
Cash—beginning of year	840,590	—

Cash—end of year	$56,497	$840,590

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$30,412,998	$4,499,998

Non-cash investing activity:
Amortization capitalized to real estate under development	$5,924,845	$987,474

701 Seventh WRT Investor, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and the Period October 12, 2012 (inception) through December 31, 2012 (unaudited)

1.	Organization

701 Seventh WRT Investor, LLC is a Delaware Limited Liability Company formed on October 12, 2012, and pursuant to the operating agreement dated October 16, 2012 (the “Operating Agreement”), will continue until dissolved in accordance with the Operating Agreement. 701 Seventh WRT Investor, LLC is owned by WG/NV 701 LLC (“WG-NV”) as Managing Member and WRT-701 Seventh LLC (“Winthrop”) as Member. 701 Seventh WRT Investor, LLC owns 76.42% of the membership interest in 701 Seventh Partners, LLC (“Partners”) which owns 50% of the membership interest in 701 Seventh JV, LLC (“701 Seventh JV”). 701 Seventh JV was formed for the purpose of owning 100% of the membership interests in 701 Seventh Mezz 2, LLC (“701 Mezz 2”) which owns a 100% membership interest in 701 Seventh Mezz 1, LLC (“701 Mezz 1”) which owns a 100% membership interest in 701 Seventh Property Owner, LLC (“701 Owner”) (collectively, the “Subsidiaries” including Partners). 701 Seventh WRT Investor, LLC and the Subsidiaries are collectively, the “Company”.

Pursuant to the Operating Agreement between WG-NV and Winthrop, WG-NV contributed cash to the Company in exchange for 39.12% of the membership interests in the Company, and Winthrop contributed cash to the Company in exchange for 60.88% of the membership interests in the Company.

On July 8, 2013, in accordance with the agreement among members and amendment no. 1 to the limited liability company agreement, Winthrop made a special contribution of $4,926,668 in exchange for an additional 9.62% membership interest of the Company. WG-NV received a special distribution, in the same amount, for a 9.62% decrease of their membership interest. At December 31, 2013, Winthrop and WG-NV had membership interests in the Company of 70.5% and 29.5%, respectively.

In October 2012, the 701 Owner purchased the land and the building located at 701 Seventh Avenue in New York City, New York (the “Property”). At the time of purchase, the Property was occupied with tenants whose leases expired no later than April 2013. The Company plans to demolish the building after the existing leases expire and build a multi-use complex (the “Project”).

The purpose of the Company is to engage in a business of acquiring, owning, operating, developing, renovating, repositioning, managing, leasing, selling, financing and refinancing the Property (or portions thereof), which may be held by the Company directly or through entities in which the Company owns interests.

A member of a limited liability company is generally not liable for the debts, obligations or other liabilities of a limited liability company for reason of being such a member.

All profit and losses are allocated pursuant to the Operating Agreement.

Any Distributable Funds as defined in the Operating Agreement are distributed to the Members in accordance with the Operating Agreement monthly or more frequently as determined by the Managing Member.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated balance sheet has been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

701 Seventh WRT Investor, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and the Period October 12, 2012 (inception) through December 31, 2012 (unaudited)

Principles of Consolidation

The accompanying consolidated balance sheet includes the accounts of 701 Seventh WRT Investor, LLC and its Subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of the consolidated balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could differ from those estimates.

Real Estate Under Development

Costs for the acquisition, development and construction of the Project are charged to real estate under development. Incidental operations of the property prior to the commencement of construction have been capitalized as a cost of the Project. Real estate under development totaled $452,253,165 and $379,586,751 at December 31, 2013 and 2012, respectively. In accordance with accounting principles generally accepted in the United States of America, impairment losses need to be recorded on assets when indicators of impairment exist and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. No impairment was determined to exist at December 31, 2013 and 2012.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with an original maturity of three months or less when purchased to be cash equivalents. At various times during the year, cash exceeded the federally-insured limits.

Deferred Financing Costs

Deferred financing costs attributable to the outstanding debt are amortized over the term of the related indebtedness using the straight-line method.

Income Taxes

As a limited liability company, the Company is deemed to be a partnership for Federal and state income tax purposes. As such, no provision or benefit has been made in the accompanying consolidated balance sheet for Federal or state income taxes since the members of the Company are required to include their respective share of taxable income or losses in their own tax returns.

Tax year 2012 remains subject to examination by federal and state jurisdictions, including those states where investors reside or states where the Company is subject to other filing requirements.

3.	Restricted Cash

Certain of the Company’s financing arrangements require the Company to post cash collateral balances in escrow accounts. These cash amounts are reported in the consolidated balance sheet depending on when the cash will be contractually released. Cash held by 701 Seventh WRT Investor, LLC is used for the purposes of paying monthly distributions.

701 Seventh WRT Investor, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and the Period October 12, 2012 (inception) through December 31, 2012 (unaudited)

At December 31, 2013 and 2012, such restricted cash amounts were as follows:

	2013	2012
Insurance reserve	$17,011	$48,151
Real estate tax escrow	636,614	511,761
Interest reserve	24,131,297	26,516,991
Tenant termination reserve	10,168	13,456,155
Other reserve	16,990	233,023
Preferred distribution reserve	694,988	1,919,582

	$25,507,068	$42,685,663

4.	Deferred Financing Costs

At December 31, 2013 and 2012, deferred financing costs consist of the following:

	2013	2012
Financing costs	$18,374,535	$17,774,535
Less: accumulated amortization	6,912,319	987,474

Deferred financing costs, net	$11,462,216	$16,787,061

Amortization expense of $5,924,845 and $987,474 was capitalized and is included in real estate under development for the year ended December 31, 2013 and the period October 12, 2012 (inception) through December 31, 2012.

5.	Mortgage Payable

On October 16, 2012, 701 Owner entered into a loan agreement with a lender for $237,500,000 (the “Loan”). The Loan is evidenced by two equal promissory notes made by the 701 Owner to the lender. The Loan has a maturity date of October 9, 2015 (“Initial Mortgage Maturity Date”) with options to extend the term of the Loan for two consecutive one-year terms. The Loan bears interest equal to LIBOR plus 3.0% (the “Spread”), whereby LIBOR has a floor of 1% (“Interest”), due monthly, unless the Alternative Rate as defined in the Loan agreement is determined to be in effect by the lender. Principal and any unpaid interest are due on the Initial Mortgage Maturity Date.

On March 19, 2013, the Loan was amended, increasing the Spread from 3.0% to 4.25%.

In connection with the Loan, no later than five business days after LIBOR is greater than 1.0% for five consecutive business days, the Borrower shall enter into an Interest Rate Cap Agreement which has a strike rate of no greater than 2.0% with a notional amount equal to the Loan and not terminating prior to the Initial Mortgage Maturity Date. For the year ended December 31, 2013, LIBOR remained below 1.0% and the Company did not enter into such an agreement.

At December 31, 2013 and 2012, $237,500,000 was outstanding on the Loan with an interest rate of 5.25% and 4.0%, respectively. Through December 31, 2013 and 2012, total interest incurred and capitalized on the Loan was $14,004,253 and $2,031,944, respectively, of which $761,978 and $606,945 remains unpaid at December 31, 2013 and 2012, respectively.

701 Seventh WRT Investor, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and the Period October 12, 2012 (inception) through December 31, 2012 (unaudited)

On January 14, 2014, the Company paid-off the Loan and entered into a loan agreement with a new lender for $237,500,000. Interest accrues on the new loan at a rate of LIBOR plus 8.0%.

6.	Notes Payable

On October 16, 2012, 701 Mezz 1 entered into a mezzanine loan agreement with a lender. The mezzanine loan consists of two notes totaling $237,500,000 (the “Mezz Loan”). The Mezz Loan has a maturity date of October 9, 2015 (“Initial Maturity Date”) with options to extend the term of the Mezz Loan for two consecutive one-year terms. The Mezz Loan is evidenced by two promissory notes in the amount of $137,500,000 and $100,000,000, respectively (“Note A-1” and “Note A-2”, respectively).

Note A-1 and Note A-2 are interest only notes with an interest rate of LIBOR plus 13.90909% and LIBOR plus 7.00%, respectively (“Current Interest Rates”) whereby LIBOR has a floor of 1%, due monthly, unless the Alternative Rate as defined in the Mezz Loan agreement is determined to be in effect by the lender. In addition to the Current Interest Rates, Note A-1 and A-2 have accrued interest rates of 8.72727% and 3.20%, respectively (“Accrued Interest Rate”). Accrued interest calculated using the Accrued Interest Rate is due at the Initial Maturity Date. Interest on the outstanding principal balance is calculated by multiplying the actual number of days elapsed in the period by a daily rate based on a three hundred sixty (360) day year. Principal and all unpaid interest are due on the Initial Maturity Date. The Mezz Loan is guaranteed by the owners of an indirect interest in the Mezz Borrower.

On March 19, 2013, the Mezz Loan agreement was amended and the Current Interest Rate on Note A-1 was changed to LIBOR plus 11.75%. The Current Interest Rate on Note A-2 remains unchanged.

In connection with the Mezz Loan, no later than five business days after LIBOR is greater than 1.0% for five consecutive business days, the Mezz Loan Borrower shall enter into an Interest Rate Cap Agreement which has a strike rate of no greater than 2.0% with a notional amount equal to the Mezz Loan not terminating prior to Initial Maturity Date. For the year ended December 31, 2013, LIBOR remained below 1.0% and the Company did not enter into such an agreement.

At December 31, 2013 and 2012, $137,500,000 was outstanding under Note A-1 with Current Interest Rates of 12.750% and 14.90909%, respectively, and an Accrued Interest Rate of 8.72727%. Through December 31, 2013 and 2012, total interest incurred related to Note A-1 was $37,450,801 and $6,951,388, respectively, of which $15,804,683 and $3,876,389 remains unpaid at December 31, 2013 and 2012, respectively.

At December 31, 2013, $1,559,758 was outstanding under Note A-2 with a Current Interest Rate of 8.0% and an Accrued Interest Rate of 3.20%. Through December 31, 2013, total interest incurred related to Note A-1 was $92,995, of which $34,196 remains unpaid at December 31, 2013.

On January 14, 2014, the Company paid-off the Mezz Loan and entered into a mezzanine loan agreement with a new lender for a maximum principal amount of $315,000,000. Interest accrues on the new mezzanine loan at a rate of LIBOR plus 8.0%.

7.	Fair Value of Financial Instruments

The amounts included in the consolidated balance sheet at December 31, 2013 for cash and cash equivalents, restricted cash, prepaid expenses and other assets, interest payable, and accrued expenses and other liabilities approximate fair value because of the short-term nature of these instruments. The carrying values of the mortgages and notes payable at December 31, 2013 also approximate fair value since the loans bear interest at a variable rate comparable to debt instruments currently available to the Company with similar terms and remaining maturities.

701 Seventh WRT Investor, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013 and the Period October 12, 2012 (inception) through December 31, 2012 (unaudited)

8.	Related Party Transactions

For the period from October 12, 2012 (inception) through December 31, 2012, the Company paid a related party, affiliated through common ownership, $29,614 as management fees.

During the year ended December 31, 2013, the Company paid a related party of the Company, affiliated through common ownership, $528,852 for salaries.

9.	Subsequent Events

On January 14, 2014, Partners admitted a member who has guaranteed the new loan in an amount equal to $140,000,000. The admission decreased 701 Seventh WRT Investor’s interest in Partners to 75.42%.

The Company has evaluated subsequent events through March 28, 2014, the date the consolidated balance sheet was available for issuance. All events requiring recognition as of December 31, 2013 have been incorporated in this consolidated balance sheet.